Exhibit 10.8.1
Third Point Reinsurance Ltd.

Schedule of Signatories to the Director Service Agreement

Name

Rafe de la Gueronniere
Joseph L. Dowling III
Gretchen A. Hayes
Mehdi Mahmud
Mark Parkin
Siddhartha Sankaran